Filed Pursuant to Rule 433 under the Securities Act of 1933

Issuer Free Writing Prospectus dated August 11, 2025

Relating to Preliminary Prospectus issued August 5, 2025

Registration Statement No. 333-283772

Bally’s Chicago, Inc.

This free writing prospectus relates to the initial public offering of Class A-1 Interests, Class A-2 Interests, Class A-3 Interests and Class A-4 Interests of Bally’s Chicago, Inc. (“Bally’s Chicago”). Bally’s Chicago has filed a Registration Statement on Form S-1 (File No. 333-283772) (as amended, the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”). The Registration Statement and a copy of the most recent preliminary prospectus relating to this offering may be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1935799/000110465925074264/tm2310971-50_s1a.htm

References to “Bally’s Chicago,” “we,” “us,” and “our” are used in the manner described in the preliminary prospectus relating to this offering.

On August 11, 2025, Bally’s Chicago distributed a message related to Bally’s Chicago’s business and proposed initial public offering to prospective investors. A copy of the message is attached as Appendix A.

Bally’s Chicago has filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in the registration statement and other documents Bally’s Chicago has filed with the SEC for more complete information about Bally’s Chicago and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Bally’s Chicago, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting any of the following sources: Loop Capital Markets LLC at +1 (312) 913-4900 or by email at BallysChicagoIPO@loopcapital.com or standard mail at Loop Capital Markets LLC, Attn: Compliance Department, 425 South Financial Place, Suite 2700, Chicago, IL 60605 USA.

Appendix A

Subject: Request for S-1 Effectiveness – Bally’s Chicago, Inc. IPO

Dear Bally’s Chicago, Inc. Investor,

We are reaching out to inform you that we have requested effectiveness of the amended S-1 for the Bally’s Chicago, Inc. IPO.

Should you have any questions regarding the closing process, please do not hesitate to contact us at BallysChicagoIPO@loopcapital.com.

Best Regards,

Bally’s Chicago, Inc.

Neither the SEC nor any state securities commission has approved or disapproved, or will approve or disapprove, of these securities or passed upon, or will pass upon, the adequacy or accuracy of the prospectus included in the registration statement filed with the SEC. Any representation to the contrary is a criminal offense.

A public offering of securities can be made only through a prospectus declared effective by the SEC. A registration statement, including a prospectus, relating to the proposed initial public offering has been filed with the SEC but has not yet become effective. The securities to be offered in the proposed initial public offering may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This communication shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.